Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Form S-1 of Advent Technologies Holdings, Inc. (formerly known as AMCI Acquisition Corp.) of our report dated March 26, 2021 except for the effects of the restatement discussed in Note 1, Note 8, Note 9, and Note 10 as to which the date is May 19, 2021, with respect to our audits of the financial statements of AMCI Acquisition Corp. as of December 31, 2020 and 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on February 4, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for any period after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
April 21, 2022